Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
MAY 30, 2003

PRUDENTIAL FINANCIAL (LOGO)

         WORLD MONITOR TRUST II--SERIES D
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from April 26, 2003 to May 30, 2003 for World Monitor Trust II--Series D ('Series D'). The net asset value of a unit as of May 30, 2003 was $105.01, an increase of 7.07% from the April 25, 2003 value of $98.08. The calendar year-to-date return for Series D was an increase of 12.70% as of May 30, 2003.

The estimated net asset value per interest as of June 16, 2003 was $107.16. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from April 26, 2003
  to May 30, 2003
Revenues:
Realized loss on commodity
  transactions......................   $  (34,437)
Change in unrealized commodity
  positions.........................    1,480,262
Interest income.....................       16,754
                                       ----------
                                        1,462,579
                                       ----------
Expenses:
Commissions.........................       91,336
Incentive fees......................      290,103
Management fee......................       19,263
Other transaction fees..............        3,801
Other expenses......................       12,777
                                       ----------
                                          417,280
                                       ----------
Net gain............................   $1,045,299
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from April 26, 2003
  to May 30, 2003

                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (147,320.362
  interests)...............  $14,448,492   $  98.08
Contributions..............    1,243,200
Net gain...................    1,045,299
Redemptions................      (50,158)
                             -----------
Net asset value at end of
  period (158,904.938
  interests)...............  $16,686,833     105.01
                             -----------   --------
                             -----------

Change in net asset
  value per interest....................   $   6.93
                                           --------
                                           --------
Percentage change.......................       7.07%
                                           --------
                                           --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                              -------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer